Exhibit 99.8

Consent to be Named as an Executive Officer

In connection with the filing by CASI Pharmaceuticals Holdings, Inc. of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 under the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as an executive officer of CASI Pharmaceuticals Holdings, Inc. following the consummation of the Redomicile Merger described in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: January 31, 2023

/s/ Fuqiang Zhang

By: Fuqiang Zhang